Prospectus Supplement No. 8                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 6, 2000                     Registration No. 333-31354


                                 ALKERMES, INC.

           $250,000,000 3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                        1,845,018 SHARES OF COMMON STOCK


     This prospectus supplement supplements the information contained in the prospectus of Alkermes, Inc. dated March 6, 2000, as supplemented by Prospectus Supplement No. 1 dated March 10, 2000, Prospectus Supplement No. 2 dated March 17, 2000, Prospectus Supplement No. 3 dated March 24, 2000, Prospectus Supplement No. 4 dated April 5, 2000, Prospectus Supplement No. 5 dated April 13, 2000, Prospectus Supplement No. 6 dated April 21, 2000 and Prospectus Supplement No. 7 dated May 4, 2000, relating to the potential resale from time to time of the 3 3/4% Convertible Subordinated Notes due 2007 of Alkermes and the resale of shares of common stock of Alkermes issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder, and the number of shares of common stock that may be sold by the selling securityholders pursuant to this prospectus, as amended or supplemented:

                                                                                                 Number of Shares of Common
                                                                                                Stock Issued Upon Conversion
                                                                 Principal Amount of Notes        of the Notes that May be
                                                                  Beneficially Owned and                Offered(2)
Name of Selling Securityholder(1)                                       Offered

Credit Suisse First Boston Corporation                                  $1,375,000                         10,147
Donaldson, Lufkin & Jenrette Securities Corp.(6)                         4,540,000                         33,505


(1) The information set forth herein is as of May 30, 2000 and will be updated as required.

(2) Assumes conversion of the full principal amount of the notes held by such holder at the initial conversion price of $135.50 per share of common stock.

(6) The amount listed includes an additional $40,000 principal amount of the notes beneficially owned by the holder as of May 10, 2000.


             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 30, 2000